Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We hereby consent to the incorporation by reference in the Registration Statements of LuxUrban Hotels Inc. on Forms S-3 (No. 333- 275647), (No. 333-274308), and (No. 333-274307) of our report dated April 15, 2024, with respect to our audit of the consolidated financial statements of LuxUrban Hotels Inc. as of and for the year ended December 31, 2023 and 2022, which appear in this Annual Report on Form 10-K. Our report includes an explanatory paragraph relating to substantial doubt about LuxUrban Hotels Inc.’s ability to continue as a going concern.

/s/ Grassi & Co., CPAs, P.C.

Jericho, New York

April 15, 2024